AMENDMENT NO. 7 TO FINANCING AGREEMENTS


                              As of March 31, 1998

Emerson Radio Corp.
Majexco Imports, Inc.
9 Entin Road
Parsippany, New Jersey 07054

Gentlemen:

      Congress Financial Corporation ("Lender"), Emerson Radio Corp. ("Emerson") and Majexco Imports, Inc., ("Majexco"; and together with Emerson, individually and collectively, the "Borrower") have entered into certain financing arrangements pursuant to the Loan and Security Agreement, dated March 31, 1994, by and between Lender and Borrower, as amended by Amendment No. 1 to Financing Agreements, dated August 24, 1995, Amendment No. 2 to Financing Agreements, dated February 13, 1996, Amendment No. 3 to Financing Agreements, dated August 20, 1996, Amendment No. 4 to Financing Agreements, dated November 14, 1996, Amendment No. 5 to Financing Agreements, dated February 18, 1997, and Amendment No. 6 to Financing Agreements, dated August 14, 1997 (as amended, the "Loan Agreement"), together with various other agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements"). All capitalized terms used herein and not herein defined shall have the meanings given to them in the Loan Agreement.

      Borrower has requested that Lender agree to certain amendments to the Financing Agreements, and Lender is willing to agree to such amendments, subject to the terms and conditions set forth herein.

      In consideration of the foregoing, the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

      1. MAXIMUM CREDIT. The reference to "$30,000,000" in Section 1.34 of the Loan Agreement, as previously amended, is hereby deleted and replaced with "$10,000,000".

      2.   LETTER  OF CREDIT ACCOMMODATIONS.  The reference to "$15,000,000"  in
Section 2.2(d) of the Loan Agreement, as previously amended, is hereby deleted and replaced with "$5,000,000".

     3.  ADJUSTED NET WORTH.

        (a) Section 1.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

         "1.2 "Adjusted Net Worth" shall mean as to any Person, at any time, in accordance with GAAP on a consolidated basis with such Person's subsidiaries (except as otherwise specifically set forth below), the amount equal to: (a) the difference between: (i) the aggregate net book value of all assets of such Person and its subsidiaries, calculating the book value of inventory, for this purpose on a first-in-first-out basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals), plus (b) indebtedness of such Person and its subsidiaries which is subordinated in right of payment to the full and final payment of all of the Obligations on terms and conditions acceptable to Lender."

         (b) Section 9.14 of the Loan Agreement, as previously amended, shall be deleted in its entirety and replaced with the following, effective as of the date hereof:

          "9.14 ADJUSTED NET WORTH. Emerson shall, at all times, maintain, on a consolidated basis with its subsidiaries, Adjusted Net Worth of not less than $10,000,000."

     4.  REVOLVING LOAN FORMULAS.

          Section 2.1(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

          "2.1  LOANS.

               (a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to:

                         (i) the sum of:

                         (A) the lesser of:

                              (1) $500,000; or
                              (2) sixty (60%) percent of the
                                  Net Amount of Eligible Accounts of Emerson;
                                  plus

                         (B)  fifty-five (55%) percent of the
                 Value of Eligible Inventory consisting of first quality finished goods of Emerson; plus

                         (C)  twenty (20%) percent of the Value
                 of Eligible Inventory of Emerson consisting of finished goods returned to Emerson by its customers, that is both (a) owned by Emerson and (b) in the possession of Emerson or in public warehouses under Emerson's control; less

                    (ii)  any Availability Reserves."

None of the Inventory or Accounts of the Eligible Subsidiary shall be considered Eligible Inventory or Eligible Accounts and no Loans or Letter of Credit Accommodations shall be available in respect thereof. The "Canadian Sublimit" as referred to in Section 2.1(e) of the Loan Agreement is hereby reduced to zero ($0). The last sentence of Section 2.1(c) of the Loan Agreement, as previously amended, is hereby further amended by changing the reference to "$20,000,000" contained therein to "$10,000,000".

      5. UNUSED LINE FEE. Section 3.4 of the Loan Agreement, as previously amended, is hereby deleted in its entirety and replaced with the following:

          "3.4 UNUSED LINE FEE. Borrower shall pay to Lender monthly an unused line fee calculated at the rate of nine-tenths (.9%) percent per annum upon the amount by which $10,000,000 exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while the Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month, in arrears."

      6. RENEWAL DATE. The reference to "the date four (4) years from the date hereof" contained in Section 12.1(a) of the Loan Agreement, as previously amended, is hereby deleted and replaced with the following: "March 31, 2001".

     7.  EARLY TERMINATION FEE.

         Section 12.1(c) of the Loan Agreement shall be deleted in its entirety and replaced by the following:

               "(c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount of one percent (1%) of the Maximum Credit."

The provisions of Section 9(b) of Amendment No. 1 to Financing Agreements and of
Section 6(b) of Amendment No. 4 to Financing Agreements are no longer applicable and are hereby deleted.

      8. RELEASE OF PORTIONS OF PLEDGED COMMON STOCK AND WARRANTS. Lender agrees to release from the Collateral all except 500,000 shares of the common stock of Sport Supply Group Inc. previously pledged by Emerson to Lender and all of the common stock warrants issued by Sport Supply Group Inc. previously pledged by Emerson to Lender pursuant to the Pledge and Security Agreement, dated December 10, 1996, by Emerson in favor of Lender, subject to the terms and conditions contained herein and as provided in Amendment No. 1 to Pledge and Security Agreement executed and delivered by Emerson in favor of Lender as of the date hereof.

      9. CONDITIONS PRECEDENT. The effectiveness of the other terms and conditions contained herein shall be subject to

           (a) the receipt by Lender of each of the following, in form and substance satisfactory to Lender:

                (i) an original of this Amendment, duly authorized, executed an delivered by Borrower and consented and agreed to by the other Obligors; and

                (ii) an original of Amendment No. 1 to Pledge and Security Agreement, duly authorized, executed and delivered by Emerson; and

          (b) no Event of Default shall exist or have occurred, and no event or condition, which with the giving of notice or passage of time, or both, would constitute an Event of Default, shall exist or have occurred.

     10.  MISCELLANEOUS.

           (a) ENTIRE AGREEMENT; RATIFICATION AND CONFIRMATION OF THE FINANCING AGREEMENTS. This Amendment contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous term sheets, proposals, discussions, negotiations, correspondence, commitments and communications between or among the parties concerning the subject matter hereof. This Amendment may not be modified or any provision waived, except in writing signed by the party against whom such modification or waiver is sought to be enforced.
Except as specifically modified pursuant hereto, the Loan Agreement and the other Financing Agreements are hereby ratified, restated and confirmed by the parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment, the Loan Agreement and the other Financing Agreements, the terms of this Amendment shall control.

           (b) GOVERNING LAW. This Amendment and the right and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York.

           (c) BINDING EFFECT. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

           (d) COUNTERPARTS. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

      By the signatures hereto of each of their duly authorized officers, all of the parties hereto mutually covenant and agree as set forth herein.

                              Very truly yours,

                              CONGRESS FINANCIAL CORPORATION

                              By: /s/ Josephine Norris

                              Title: 1st VP


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AGREED AND ACCEPTED:

EMERSON RADIO CORP.

By: /s/ John Walker

Title:  EVP, CFO


MAJEXCO IMPORTS, INC.

By: /s/ John Walker

Title: SVP - Finance - Treasurer


CONSENTED TO AND AGREED:

H. H. SCOTT, INC.
EMERSON COMPUTER CORP.

By: /s/ John Walker

Title: SVP - Finance - Treasurer


EMERSON RADIO CANADA LTD.

By: /s/ John Walker

Title: Treasurer


EMERSON RADIO & TECHNOLOGIES N.V.

By: /s/ John Walker

Title: SVP - Finance - Treasurer